Exhibit 99.1

Barry Callebaut and Hershey Complete Strategic Agreement

•	Barry Callebaut to start delivering chocolate ingredients to Hershey in the next few months under long-term supply agreement
•	Companies partner on research and development to drive innovation

Zurich, Switzerland/Hershey, Pa., U.S.A., July 17, 2007– Barry Callebaut, the world’s leading manufacturer of high-quality cocoa and chocolate products, and The Hershey Company (NYSE:HSY), North America’s leading manufacturer of high-quality chocolate and confectionery products, today announced that they have entered into agreements for a strategic supply and innovation partnership. In May 2007, the parties announced their intention to enter into these agreements. Barry Callebaut will start liquid chocolate and finished product deliveries to Hershey within the next few months.

Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company, said, “We look forward to working with Barry Callebaut to expand our growth in the global chocolate market and to deliver superior new product innovation. Barry Callebaut is a worldwide leader in premium chocolate and innovation, and this alliance provides Hershey with immediate access to these capabilities.”

Patrick De Maeseneire, Chief Executive Officer of Barry Callebaut, said, “I am very pleased that we have successfully completed this agreement with Hershey. The agreement will transform our business in the Americas by significantly increasing our production capacities for chocolate and by optimizing our operational setup in the region. We expect to supply about 80,000 metric tonnes per year to Hershey. The transaction is again evidence of the ongoing outsourcing trend in the chocolate industry, which I think is only just beginning. Barry Callebaut is well positioned to further benefit from this development. We also look forward to working closely with Hershey on innovation activities that will help drive growth in the global chocolate market.”

Barry Callebaut will start to operate the leased chocolate-making equipment at the Hershey factory in Robinson, Ill., at the beginning of September, producing chocolate ingredients for Hershey products. In addition, Barry Callebaut will build a factory in Monterrey, Mexico, and supply liquid chocolate to The Hershey Company. This factory is expected to be operational by summer 2008 and will also supply to other customers.

The companies will partner on research and development activities with a focus on driving innovation in new chocolate taste experiences, premium chocolate, health and wellness, ingredient research and optimization.

The two companies also will work together on efforts aimed at building a sustainable cocoa supply, including the World Cocoa Foundation’s Sustainable Tree Crops Program, the International Cocoa Initiative Foundation and industry efforts to implement a certification system in West Africa. Hershey will also participate in Barry Callebaut’s proprietary corporate social responsibility and sustainable cocoa-bean sourcing programs.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: The Hershey Company’s ability to implement and generate expected ongoing annual savings from the initiatives to transform Hershey’s supply chain and advance Hershey’s value-enhancing strategy; changes in raw material and other costs and selling price increases; Hershey’s ability to execute its supply chain transformation within the anticipated timeframe in accordance with its cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada during the fourth quarter of 2006, including Hershey’s ability to recover costs  incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in Hershey’s stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for Hershey’s new and existing products; changes in Hershey’s business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in Hershey’s Annual Report on Form 10-K for 2006.

The Hershey Company

The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

Contacts at Hershey for investors and financial analysts:	for the media:
Mark Pogharian The Hershey Company (717) 534-7556	Kirk Saville The Hershey Company (717) 534-7641

Barry Callebaut (www.barry-callebaut.com):
With annual sales of more than CHF 4 billion for fiscal year 2005/06, Zurich-based Barry Callebaut is the world’s leading manufacturer of high-quality cocoa, chocolate and confectionery products – from the cocoa bean to the finished product on the store shelf. Barry Callebaut is present in 23 countries, operates more than 30 production facilities and employs approximately 8,000 people. The company serves the entire food industry, from food manufacturers to professional users of chocolate (such as chocolatiers, pastry chefs or bakers), to global retailers. It also provides a comprehensive range of services in the fields of product development, processing, training and marketing.

Contacts at Barry Callebaut for investors and financial analysts:	for the media:
Europe:
Daniela Altenpohl, Head of Investor Relations Barry Callebaut AG, Zurich Phone: +41 43 204 04 20 victor_balli@barry-callebaut.com	Gaby Tschofen, VP Corp. Communications Barry Callebaut AG, Zurich Phone: +41 43 204 04 60 gaby_tschofen@barry-callebaut.com
North America:
BlueCurrent PR Annette Rogers, Phone +1 214 394 5816 annette.rogers@bluecurrentpr.com
Kyle Rose, Phone +1 214 738 6176 kyle.rose@bluecurrentpr.com

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